Exhibit 99.1

francesca’s® Reports Fourth Quarter and Fiscal Year 2017 Financial Results and Provides Fiscal Year 2018 Guidance

•	Fourth quarter net sales decreased 5% to $138.5 million and comparable sales decreased 15%
•	Fourth quarter diluted earnings per share were $0.10, including a $0.09 impact of the new tax legislation
•	Fourth quarter adjusted diluted earnings per share were $0.20(1)

HOUSTON, TEXAS — March 27, 2018 — Francesca’s Holdings Corporation (Nasdaq: FRAN) today reported financial results for the fourth quarter and fiscal year ended February 3, 2018.

Steve Lawrence, President and CEO, stated, “While 2017 was a challenging year for francesca’s, it was also a year where we put in place a number of strategic investments that we believe will serve as building blocks for our future. We have also strengthened our focus on the merchandising principles that drove our past success. In 2018, we believe that we will return to ‘surprising and delighting’ our guests with our improved merchandising assortment and boutique experience.  We expect that as our initiatives begin to take hold and we start to fully leverage the investments we made last year, we will see sequential quarter to quarter comparable sales improvement through the year.”

FOURTH QUARTER RESULTS

Net sales decreased 5% to $138.5 million from $146.3 million in the comparable prior year quarter. This decrease was due to a 15% decrease in comparable sales compared to flat in the comparable prior year quarter. The decrease in comparable sales was primarily due to a decline in boutique conversion rate and traffic, as our merchandise did not resonate with our guests. This decrease was partially offset by the sales from 50 net new boutiques since the prior year quarter and $5 million in sales for the 53rd week of fiscal year 2017. The Company opened nine new boutiques and closed two boutiques during the quarter, bringing the total boutique count to 721 at the end of the quarter.

Gross profit, as a percent of net sales, decreased to 43.9% from 46.4% in the prior year quarter. This unfavorable variance was principally due to 280 basis points deleveraging of occupancy costs, partially offset by 30 basis points increase in merchandise margin.

Selling, general and administrative expenses increased 14% to $50.5 million from $44.3 million in the prior year quarter. This increase was primarily due to higher boutique and corporate payroll to support the larger boutique base and ecommerce operations, as well as increases in professional fees, software costs and marketing due to the continued investments in marketing, technology and infrastructure. These increases were partially offset by lower performance-based incentive expenses.

Income from operations was $10.4 million, or 7.5% of net sales, compared to $23.6 million, or 16.1% of net sales, in the prior year quarter.

The effective tax rate for the fourth quarter was 63.9% compared to 37.7% in the comparable prior year quarter. Income tax expense included a non-cash charge of $3.3 million, or $0.09 per diluted share, as a result of the remeasurement of the Company’s net deferred tax assets using the lower federal corporate income tax rate under the Tax Cuts and Jobs Act.

Net income for the fourth quarter was $3.7 million, or $0.10 diluted earnings per share, and, excluding the remeasurement of net deferred tax assets, adjusted net income was $7.1 million, or $0.20(1) adjusted diluted earnings per share. This compares to prior year quarter net income of $14.6 million, or $0.39 diluted earnings per share.

(1)	Diluted earnings per share components may not equal the sum due to rounding.

FULL YEAR RESULTS

Net sales decreased 3% to $471.7 million from $487.2 million in the prior year. This decrease was due an 11% decrease in comparable sales compared to a 2% increase in the prior year. This decrease was partially offset by the sales from 50 net new boutiques since the prior year-end and $5 million in sales for the 53rd week of fiscal year 2017.

During fiscal year 2017, the Company opened 60 new boutiques and closed 10 boutiques compared to 64 new boutiques opened and nine boutiques closed during fiscal year 2016.

Net income for fiscal year 2017 totaled $15.6 million, or $0.43 diluted earnings per share, compared to $42.0 million, or $1.09 diluted earnings per share, in the prior year.

Excluding the $3.3 million, or $0.09 per diluted share, charge related to the remeasurement of the Company’s net deferred tax assets, adjusted net income for fiscal year 2017 totaled $18.9 million, or adjusted diluted earnings per share of $0.52. This compares to prior year adjusted net income of $40.8 million, or adjusted diluted earnings per share of $1.06, which excludes the $2.0 million, or $0.03 per diluted share, net benefit in connection with the resignation of the Company’s former Chairman, President and CEO.

BALANCE SHEET SUMMARY

Total cash and cash equivalents at the end of the quarter were $31.3 million compared to $53.2 million at the end of the comparable prior year quarter and no debt. During the fourth quarter, the Company repurchased 248,000 shares of its common stock at a cost of $1.5 million, bringing the Company’s total year-to-date repurchases to 1,861,000 shares at a cost of $20.0 million.

The Company ended the quarter with $26.8 million of inventory on hand compared to $24.0 million at the end of the comparable prior year period. Average ending inventory per boutique increased 4% versus the prior year period. Prior year inventory levels were at an historic low as the Company marked inventory out-of-stock in order to implement the in-season clearance strategy.

FIRST QUARTER AND FISCAL YEAR 2018 GUIDANCE

For the first quarter ending May 5, 2018, net sales are expected to be in the range of $100 million to $103 million, assuming a 13% to 15% decrease in comparable sales compared to the prior year decrease of 5%. The Company plans to open 20 to 25 new boutiques and close approximately 5 existing boutiques during the first quarter. Loss per share is expected to be in the range of ($0.10) to ($0.13).

For the fiscal year ending February 2, 2019, net sales are expected to be in the range of $485 million to $499 million; assuming a low-single digit decrease in comparable sales compared to the prior year decrease of 11%. The Company expects to open approximately 35 boutiques and close approximately 20 boutiques in fiscal year 2018, compared to 60 new boutiques opened and 10 boutiques closed in fiscal year 2017. Diluted earnings per share are expected to be in the range of $0.53 to $0.63 compared to prior year of $0.43. This also compares to prior year adjusted diluted earnings per share of $0.52 which excludes the $3.3 million, or $0.09 per diluted share, charge related to the remeasurement of the Company’s deferred tax assets. The number of average diluted shares for the full year assumed in guidance is 35.5 million shares. The effective tax rate is estimated to be 26% for 2018.

Capital expenditures for fiscal year 2018 are expected to be approximately $30 million.

Conference Call Information

A conference call to discuss the fourth quarter and fiscal year 2017 results is scheduled for March 27, 2018, at 8:30 a.m. ET. A live webcast of the conference call will be available in the investor relations section of the Company’s website, www.francescas.com. A replay of the call will be available after the conclusion of the call and remain available until April 3, 2018. To access the telephone replay, listeners should dial 1-844-512-2921. The access code for the replay is 8258995. A replay of the web cast will also be available shortly after the conclusion of the call and will remain on the website for ninety days.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect our current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. These risks and uncertainties include, but are not limited to, the following: the risk that we cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences or changes in consumer environment, including changing expectations of service and experience in boutiques and online, and evolve our business model; our ability to attract a sufficient number of customers to our boutiques or sell sufficient quantities of our merchandise through our ecommerce website; our ability to successfully open, refresh and operate new boutiques each year; our ability to efficiently source, distribute additional merchandise quantities necessary to support our growth; and new tax legislation developments or guidance that may influence our effective tax rate. For additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K for the year ended January 28, 2017 filed with the Securities and Exchange Commission (“SEC”) on March 22, 2017, as well as “Risk Factors” in our Annual Report on Form 10-K for the year ended February 3, 2018 that we will file with the SEC, and any risk factors contained in subsequent quarterly and annual reports we file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.

SEC Regulation G – Non-GAAP Information

This press release includes non-GAAP adjusted net income and adjusted diluted earnings per share, each a non-GAAP financial measure. The Company believes these non-GAAP financial measures not only provides our management with comparable financial data for internal financial analysis but also provides meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the business and facilitate a meaningful evaluation of our quarterly and fiscal year 2017 net income and diluted earnings per share on a comparable basis with our quarterly and fiscal year 2016 results. These non-GAAP measures should be considered a supplement to, and not as a substitute for or superior to, financial measures calculated in accordance with GAAP.

About Francesca's Holdings Corporation

francesca's® is a growing specialty retailer which operates a nationwide-chain of boutiques providing customers a unique, fun and personalized shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today francesca's® operates approximately 721 boutiques in 47 states and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

CONTACT:

ICR, Inc.	Company
Jean Fontana	Kelly Dilts 832-494-2236
646-277-1214	Kate Venturina 832-494-2233
IR@francescas.com

Francesca’s Holdings Corporation

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts, Percentages and Basis Points)

	Fourteen Weeks Ended February 3, 2018		Thirteen Weeks Ended January 28, 2017		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points
Net sales	$138,491	100.0%	$146,345	100.0%	$(7,854)	(5)%	-
Cost of goods sold and occupancy costs	77,666	56.1%	78,412	53.6%	(746)	(1)%	250
Gross profit	60,825	43.9%	67,933	46.4%	(7,108)	(10)%	(250)
Selling, general and administrative expenses	50,463	36.4%	44,349	30.3%	6,114	14%	610
Income from operations	10,362	7.5%	23,584	16.1%	(13,222)	(56)%	(860)
Interest expense	(120)	(0.1)%	(111)	(0.1)%	(9)	(8)%	-
Other income	68	0.0%	29	0.0%	39	134%	-
Income before income tax expense	10,310	7.4%	23,502	16.1%	(13,192)	(56)%	(870)
Income tax expense	6,584	4.8%	8,867	6.1%	(2,283)	(26)%	(130)
Net income	$3,726	2.7%	$14,635	10.0%	$(10,909)	(75)%	(730)

(1)	Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Diluted earnings per share	$0.10	$0.39

Weighted average diluted share count	35,642	37,383

Comparable sales change	(15)%	0%

	Fiscal Year Ended
	February 3, 2018		January 28, 2017		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points
Net sales	$471,678	100.0%	$487,188	100.0%	$(15,510)	(3)%	-
Cost of goods sold and occupancy costs	264,915	56.2%	258,561	53.1%	6,354	2%	310
Gross profit	206,763	43.8%	228,627	46.9%	(21,864)	(10)%	(310)
Selling, general and administrative expenses	176,801	37.5%	160,702	33.0%	16,099	10%	450
Income from operations	29,962	6.4%	67,925	13.9%	(37,963)	(56)%	(750)
Interest expense	(452)	(0.1)%	(464)	(0.1)%	12	3%	-
Other income	346	0.1%	147	0.0%	199	135%	10
Income before income tax expense	29,856	6.3%	67,608	13.9%	(37,752)	(56)%	(760)
Income tax expense	14,295	3.0%	25,607	5.3%	(11,312)	(44)%	(230)
Net income	$15,561	3.3%	$42,001	8.6%	$(26,440)	(63)%	(530)

(1)	Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Diluted earnings per share	$0.43	$1.09

Weighted average diluted share count	36,300	38,551

Comparable sales change	(11)%	2%

Francesca’s Holdings Corporation

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	February 3,	January 28,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$31,331	$53,202
Accounts receivable	16,642	5,605
Inventories	26,816	23,958
Deferred income taxes	-	8,487
Prepaid expenses and other current assets	9,714	8,823
Total current assets	84,503	100,075
Property and equipment, net	87,702	80,484
Deferred income taxes	9,413	6,978
Other assets, net	3,622	2,056
TOTAL ASSETS	$185,240	$189,593

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,801	$9,205
Accrued liabilities	14,654	25,761
Total current liabilities	32,455	34,966
Landlord incentives and deferred rent	38,337	38,092
Total liabilities	70,792	73,058
Commitments and contingencies
Stockholders’ equity:
Common stock-$.01 par value, 80.0 million shares authorized, 46.3 million and 46.1 million shares issued as of February 3, 2018 and January 28, 2017, respectively.	463	461
Additional paid-in capital	111,439	109,008
Retained earnings	159,045	143,557
Treasury stock, at cost – 10.3 million and 8.5 million shares held at February 3 2018 and January 28, 2017, respectively.	(156,499)	(136,491)
Total stockholders’ equity	114,448	116,535
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$185,240	$189,593

Francesca’s Holdings Corporation

Consolidated Statements of Cash Flows

(In thousands)

	Fiscal Year Ended
	February 3,	January 28,	January 30,
	2018	2017	2016
Cash Flows Provided by Operating Activities:
Net income	$15,561	$42,001	$38,152
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,202	19,337	16,816
Stock-based compensation expense	2,430	1,016	2,932
Excess tax benefit from stock-based compensation	-	(34)	(236)
Impairment charges	258	141	790
Loss on disposal of assets	733	407	487
Amortization of debt issuance costs	250	245	245
Deferred income taxes	6,099	(5,411)	(3,226)
Changes in assets and liabilities:
Accounts receivable	(10,764)	3,975	2,935
Inventories	(2,858)	7,583	(7,740)
Prepaid expenses and other assets	(3,177)	(3,160)	(524)
Accounts payable	6,013	(4,936)	4,137
Accrued liabilities	(11,167)	9,467	4,424
Landlord incentives and deferred rent	245	1,540	3,675
Net cash provided by operating activities	24,825	72,171	62,867

Cash Flows Used in Investing Activities:
Purchase of property and equipment	(26,778)	(21,852)	(24,276)
Other	-	8	12
Net cash used in investing activities	(26,778)	(21,844)	(24,264)

Cash Flows Used in Financing Activities:
Repurchases of common stock	(19,860)	(53,853)	(22,185)
Proceeds from the exercise of stock options	96	512	499
Excess tax benefit from stock-based compensation	-	34	236
Taxes paid related to net settlement of equity awards	(154)	(42)	-
Net cash used in financing activities	(19,918)	(53,349)	(21,450)

Net increase in cash and cash equivalents	(21,871)	(3,022)	17,153
Cash and cash equivalents, beginning of year	53,202	56,224	39,071
Cash and cash equivalents, end of year	$31,331	$53,202	$56,224

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$24,163	$19,324	$23,958
Interest paid	$192	$192	$190

Francesca’s Holdings Corporation

Supplemental Information

Quarterly Sales by Merchandise Category

	Fourteen Weeks Ended February 3, 2018		Thirteen Weeks Ended January 28, 2017		Variance
	In USD	As a % of Sales	In USD	As a % of Sales	In Dollars	%
	(in thousands, except percentages)
Apparel(1)	54,977	39.7%	59,930	41.0%	(4,953)	(8)%
Jewelry	32,481	23.5%	34,069	23.3%	(1,588)	(5)%
Accessories(1)	24,928	18.0%	25,612	17.5%	(684)	(3)%
Gifts	24,412	17.6%	25,834	17.7%	(1,422)	(6)%
Merchandise sales	136,798	98.8%	145,445	99.4%	(8,647)	(6)%
Others(2)	1,693	1.2%	900	0.6%	793	88%
Net sales	138,491	100.0%	146,345	100.0%	(7,854)	(5)%

(1)	In fiscal year 2017, swimwear and leggings were reclassified out of accessories to apparel. To facilitate comparability, prior year amounts were reclassified.
(2)	Includes gift card breakage income, shipping and change in return reserve.

Quarterly Comparable Sales

	FY 2017	FY 2016	FY 2015
Q1	(5)%	2%	(2)%
Q2	(3)%	0%	(4)%
Q3	(18)%	7%	4%
Q4	(15)%	0%	11%
Fiscal year	(11)%	2%	3%

Boutique Count

	Fiscal Year Ended
	February 3, 2018	January 28, 2017	January 30, 2016
Number of boutiques open at the beginning of period period	671	616	539
Boutiques opened	60	64	83
Boutiques closed	(10)	(9)	(6)
Number of boutiques open at the end of period	721	671	616